MANAGEMENT REPORT ON FINANCIAL STATEMENTS, ASSESSMENT OF THE
            INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING, AND
                      COMPLIANCE WITH LOANS AND REGULATIONS

Board of Directors
Triangle Bank


CONSOLIDATED FINANCIAL STATEMENTS

Triangle Bank (the "Bank") is responsible for the preparation, integrity and fair presentation of its published financial statements as of December 31, 1996, and the year then ended. The financial statements have been prepared in accordance with generally accepted accounting principals and, as such, include amounts, some of which are based on judgments and estimates of management.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Management assessed its internal control structure over financial reporting as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Triangle Bank maintained an effective internal control structure over financial reporting as of December 31, 1996.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Triangle Bank complied, in all significant respects, with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1996.

/s/ Michael S. Patterson                    /s/ Debra L. Lee
Michael S. Patterson                        Debra L. Lee
Chief Executive Officer                     Chief Financial Officer